UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 13, 2025

PACS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-42011	92-3144268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
262 N. University Ave.
Farmington, Utah 84025
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (801) 447-9829

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PACS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On August 13, 2025, PACS Group, Inc. (the “Company”), PACS Holdings, LLC (the “Borrower”), Truist Bank, as administrative agent (in such capacity, the “Administrative Agent”), and the lenders (the “Lenders”) party thereto entered into that certain Forbearance Agreement and Fifth Amendment to Credit Agreement (the “Agreement”). Pursuant to the Agreement the Lenders agreed to (i) a forbearance in respect of certain events of default, which are described in the following paragraph and (ii) certain amendments to that certain Amended and Restated Credit Agreement, dated December 7, 2023 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios¸ the Company, the Borrower, and the Administrative Agent.
As described in the Agreement, the Borrower notified the Administrative Agent and the Lenders of the occurrence of certain Events of Default under and as defined in the Credit Agreement, including the “Representation and Warranty Events of Default,” which relate to compliance certificates previously delivered in respect of the fiscal quarters ending March 31, 2024, June 30, 2024, September 30, 2024, December 31, 2024, and March 31, 2025. The Representation and Warranty Events of Default under the Credit Agreement also triggered an event of default under Third Consolidated Master Lease, dated June 30, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Omega Master Lease”), which in turn triggered an additional event of default under the Credit Agreement. Similarly, the Borrower identified a representation and warranty event of default under the Omega Master Lease that has triggered an additional event of default under the Credit Agreement.
The Administrative Agent and Lenders have agreed to temporarily forbear from exercising the rights and remedies available to them under the Credit Agreement as a result of these Events of Default during the Forbearance Period (as defined in the Agreement), which Forbearance Period shall run until October 31, 2025, subject to extension by the Administrative Agent in its sole discretion through November 30, 2025, or by the Required Lenders (as defined in the Credit Agreement) thereafter, or earlier termination upon the occurrence of certain specified events as set forth in the Agreement. Additionally, the landlords under the Omega Master Lease have also agreed to forbear from exercising the rights and remedies available to them under the Omega Master Lease as a result of the various Events of Default through the Forbearance Period.
During the Forbearance Period, the Borrower must comply with certain specified conditions, including the maintenance of minimum liquidity of $100,000,000, limitations on certain investments and acquisitions, and a prohibition on the borrowing of new loans under the Credit Agreement. The Agreement also amends Section 5.1(a) of the Credit Agreement providing additional time for Borrower’s delivery of audited annual financial statements for the fiscal year ended December 31, 2024 through the end of the Forbearance Period.
The effectiveness of the Agreement is subject to conditions, including repayment of certain loans and payment of a forbearance fee. The Agreement is intended to provide the Borrower with temporary relief while addressing the Existing Events of Default and does not constitute a waiver of the Existing Events of Default or amendment of the Credit Agreement beyond the amended terms specified therein.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company's next filed Quarterly Report on Form 10-Q.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 15, 2025, Peter (P.J.) Sanford, President of Providence Administrative Consulting Services, Inc., resigned as an employee and executive officer of the Company effective as of August 15, 2025. In connection with Mr. Sanford’s resignation, the Company and Mr. Sanford negotiated a separation agreement pursuant to which Mr. Sanford has agreed to sign a general release of all claims in favor of the Company and reaffirmed his obligation to continued compliance with certain restrictive covenants. The Company has agreed to subsidize 12 months of Mr. Sanford’s COBRA premiums. The Company is also entering into a consulting agreement pursuant to which Mr. Sanford will remain available to provide consulting services to the Company for up to 12 months at a rate of $16,666 per month. Mr. Sanford’s outstanding equity awards will continue to vest pursuant to their terms over the term of the consulting agreement.
The foregoing description of the separation agreement and the consulting agreement is qualified in its entirety by reference to the full text of these agreements, which will be filed as an exhibit to the Company's next filed Quarterly Report on Form 10-Q.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACS GROUP, INC.

Date: August 15, 2025	By:	/s/ Jason Murray
Jason Murray
Chief Executive Officer